EXHIBIT 10.38
AMENDMENT TO THE
KEYCORP DEFERRED SAVINGS PLAN

WHEREAS, KeyCorp maintains the KeyCorp Deferred Savings Plan (the “Plan”), which was amended and restated effective as of January 1, 2015, and amended, effective as of December 31, 2018, in order to freeze all accruals of Plan Accounts under the Plan as of such date, and further amended, effective as of January 1, 2023, to revise certain definitions and to update the Plan provisions relating to the Plan’s fiduciary governance and claims and appeals procedures; and

WHEREAS, by action taken by the Administrative Oversight Committee (the “AOC”) on December 16, 2022, the AOC determined to amend the Plan to revise the provision governing the rate of interest credited on account balances during an installment payment distribution period.

NOW, THEREFORE, effective as of January 1, 2023, the Plan is hereby amended as follows:

1.Subparagraph (i) of Paragraph (b) of Section 7.5 of the Plan is hereby revised in its entirety to read as follows:

“(i) The Participant's vested unpaid Plan Account balances invested for bookkeeping purposes in the Plan's Investment Funds and/or Interest Bearing Account shall be reflected in a distribution sub-account, which shall be credited monthly with interest based on the monthly Interest Bearing Account rate during the Participant's installment distribution period. Installment distributions shall equal the Plan Account balances divided by the remaining number of installments over the Participant's elected installment distribution period.”

IN WITNESS WHEREOF, KeyCorp has caused this Amendment to the Plan to be executed by its duly authorized officer on the date set forth below.

KEYCORP

By: __/s/ Andrea R. McCarthy___________

Title: Assistant Secretary_______________

Date: _December 20, 2022______________